Exhibit 99

Tredegar Reports Fourth-Quarter Results

          RICHMOND, Va., Feb. 15 /PRNewswire-FirstCall/ -- Tredegar Corporation (NYSE: TG) reported fourth-quarter net income of $11.0 million (28 cents per share) compared to $890,000 (2 cents per share) in 2005.  Earnings from manufacturing operations in the fourth quarter were $10.5 million (27 cents per share) versus $6.1 million (15 cents per share) last year.  Fourth-quarter sales increased to $269.8 million from $239.8 million in 2005.  A summary of results for the fourth quarter and year is shown below:

	Three Months Ended December 31		Year Ended December 31

(In Millions, Except Per-Share Data)	2006	2005	2006	2005

Sales	$269.8	$239.8	$1,116.5	$957.0
Net income as reported under generally accepted accounting principles (GAAP)	$11.0	$.9	$38.2	$16.2
After-tax effects of:
Loss associated with plant shutdowns, asset impairments and restructurings	.4	2.4	3.3	11.9
Loss from AFBS (formerly Therics) ongoing operations	—	.1	—	2.4
(Gains) losses from sale of assets, investment writedown and other items	(.9)	2.7	(2.5)	.9

Income from manufacturing operations*	$10.5	$6.1	$39.0	$31.4

Diluted earnings per share as reported under GAAP	$.28	$.02	$.98	$.42
After-tax effects per diluted share of:
Loss associated with plant shutdowns, asset impairments and restructurings	.01	.06	.08	.31
Loss from AFBS (formerly Therics) ongoing operations	—	—	—	.06
(Gains) losses from sale of assets, investment writedown and other items	(.02)	.07	(.06)	.02

Diluted earnings per share from manufacturing operations*	$.27	$.15	$1.00	$.81

     *  The after-tax effects of unusual items, plant shutdowns, asset impairments and restructurings, AFBS’ (formerly Therics, Inc.) ongoing operations, and gains from sale of assets and other items have been presented separately and removed from net income and earnings per share as reported under GAAP to determine Tredegar’s presentation of income and earnings per share from manufacturing operations.  Income and earnings per share from manufacturing operations are key financial and analytical measures used by Tredegar to gauge the operating performance of its manufacturing businesses. They are not intended to represent the stand-alone results for Tredegar’s manufacturing businesses under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP.  They exclude items that we believe do not relate to Tredegar’s ongoing manufacturing ope rations.  They also exclude AFBS.  On June 30, 2005, substantially all of the assets of AFBS were sold or assigned to a newly- created limited liability company, Therics, LLC, which is controlled and managed by an individual not affiliated with Tredegar.

          John D. Gottwald, Tredegar’s president and chief executive officer, said: “We’re pleased with performance for all of 2006.  Earnings per share from manufacturing operations increased 23% and net debt declined by $68 million due to strong cash flow.  In the fourth quarter, profits in films were up over 2005, but include the impact of the lag in the pass-through of changes in resin costs and adjustments for inventories accounted for under the last-in first-out method.  Excluding these items, profits in films were down in the fourth quarter of 2006 compared with 2005 due primarily to lower volume of certain high-value materials that are used in hygiene applications.  We believe that the decline in these sales is mainly due to customer inventory corrections.  In aluminum, operating profit increased in the fourth quarter of 2006 compared with 2005 mainly due to higher selling prices and lower energy costs.”

MANUFACTURING OPERATIONS
Film Products

          Fourth-quarter net sales in Film Products were $128.5 million, up 10.8% from $116.0 million in the fourth quarter of 2005 while operating profit from ongoing operations increased to $15.0 million in the fourth quarter of 2006 from $8.2 million in 2005.  Profits in the fourth quarter of 2006 were positively affected by approximately $3.5 million from the lag in the pass- through of lower average resin costs and favorable adjustments for inventories accounted for under the last-in first-out method (“LIFO”).  Profits in the fourth quarter of 2006 also benefited from a customer reimbursement of $1 million for certain new product start-up costs that were incurred during the first half of 2006.  Profits in the fourth quarter of 2005 were negatively affected by approximately $5.5 million from the lag in the pass-through of significantly higher average resin costs (primarily resulting from supply shortages related to Gulf Coast hurricanes in 2005), partially offset by favorable LIFO adjustments.

          The change in sales in the fourth quarter of 2006 versus 2005 primarily relates to product mix changes, lower volume of certain high-value materials that are used in hygiene applications, resin pass-through lag and appreciation of foreign currencies relative to the U.S. Dollar.  The decline in operating profit in the fourth quarter of 2006 versus 2005 excluding for both periods the resin pass-through lag and impact of LIFO adjustments was primarily due to the decline in fourth-quarter volume of certain high-value materials that are used in hygiene applications, which the company believes is mainly related to customer inventory corrections.  In addition, operating profits during the fourth quarter of 2006 were adversely affected by production problems associated with the growth in sales of certain high-value materials that are used in non-hygiene applications.  Volume was 62.7 million pounds in the fourth quarter of 2006 compared with 63.3 million pounds in the fourth quarter of 2005.

          Film Products has index-based pass-through raw material cost agreements for the majority of its business.  However, under certain agreements, changes in resin prices are not passed through for an average period of 90 days.

          Net sales were $511.2 million in 2006, up 11.1% versus $460.3 million in 2005.  Operating profit from ongoing operations was $57.6 million in 2006, up 28.3% compared to $44.9 million in 2005.  Operating profit from ongoing operations excluding the estimated effects of resin pass-through lag and year- end LIFO adjustments was $53.1 million in 2006, up 8.6% versus $48.9 million in 2005.  Volume decreased to 253.5 million pounds in 2006 from 261.1 million pounds in 2005.  The company estimates that the growth in net sales excluding the effects of the pass-through of resin price changes and foreign exchange rate changes was approximately 6% in 2006.  Sales and operating profit growth in 2006 were driven primarily by increased sales of high-value surface protection films, elastic materials and new apertured topsheets, partially offset by lower sales of certain commodity barrier films that were dropped in conjunction with the shutdown of the plant in LaGrange, Georgia.  Nancy Taylor, President of Film Products, commented: “Overall, we’re encouraged with the progress made this past year in marketing our newer products and are focused on continuing that trend.”

          Capital expenditures were $33.2 million in 2006 versus $50 million in 2005 and are expected to be approximately $35 million in 2007.  Depreciation expense was $31.7 million in 2006 compared with $26.5 million in 2005, and is projected to be $34 million in 2007.

Aluminum Extrusions

          Fourth-quarter net sales in Aluminum Extrusions were $134.2 million, up 14.0% from $117.7 million in the fourth quarter of 2005 primarily due to higher selling prices partially offset by lower volume.  Operating profit from ongoing operations increased to $6.1 million in the fourth quarter of 2006, up 29.8% from $4.7 million in the fourth quarter of 2005.  The increase in operating profit was mainly due to higher selling prices and lower energy costs.  Energy costs surged in the fourth quarter of 2005 as a result of Gulf Coast hurricanes.  Volume decreased to 58.5 million pounds in the fourth quarter of 2006 versus 60.7 million pounds in the fourth quarter of 2005. Lower shipments were primarily due to declines in demand for extrusions used in residential construction and hurricane protection products, partially offset by continued growth for extrusions used in commercial construction.

          Net sales were $577.3 million in 2006, up 22.4% versus $471.7 million in 2005.  Operating profit from ongoing operations was $22.0 million in 2006, up 14.0% compared to $19.3 million in 2005. Volume increased to 259.9 million pounds in 2006, up 5.5% compared to 246.4 million pounds in 2005.  Growth in shipments in 2006 was driven by demand for extrusions used in commercial construction and hurricane protection products, partially offset by a decline in extrusions used in residential construction.  The increase in operating profit during 2006 was primarily due to higher volume and selling prices and lower energy costs (energy costs were down $1.1 million), partially offset by appreciation of the Canadian Dollar ($2.8 million) and higher charges for possible uncollectible accounts ($1.4 million).  Duncan Crowdis, President of Aluminum Extrusions, said: “We’re pleased with the improved performance in 2006, particularly with initiatives identified in our strategic reviews to lower and control our cost base.  The overall outlook for volume growth in 2007 will become clearer as we exit the seasonally slow first quarter.”     Capital expenditures in 2006 were $7.4 million versus $12 million in 2005 and are expected to be approximately $14 million in 2007.  Depreciation expense was $12.3 million in 2006 compared with $11.5 million in 2005, and is projected to be $12.8 million in 2007.

OTHER ITEMS

          Net pension expense was $2.6 million in 2006, an increase of $5.3 million (9 cents per share after taxes) from the net pension income of $2.7 million recognized in 2005.  Most of this unfavorable change relates to a pension plan that is reflected in “Corporate expenses, net” in the operating profit by segment table.  The company contributed $1.1 million to its pension plans in 2006 and expects required contributions of $1.1 million in 2007.

          On October 26, 2006, the company announced changes to its U.S. defined benefit (pension) and savings plans covering salaried and certain other employees.  The changes had no impact on the company’s net income or earnings per share in 2006.  Changes relating to the pension plan reduced the company’s projected benefit obligation by approximately $10 million as of December 31, 2006.  In 2007, the changes to the pension plan are expected to reduce the company’s service cost, interest cost and amortization of prior service cost components of pension expense by approximately $600,000, $600,000 and $1.5 million, respectively, and the savings plan changes are expected to increase charges for company matching contributions by approximately $700,000.  Based on these changes and other factors, the company expects pension income of $2.0 million in 2007, a favorable change of $4.6 million or 7 cents per share after taxes compared with 2006.

          Effective December 31, 2006, the company adopted Statement of Financial Accounting Standards (“SFAS”) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No 87, 88, 106 and 132R.  In accordance with this new standard the company recognized the funded status of its pension and other postretirement plans in its balance sheet as of December 31, 2006, which included plan assets at fair value in excess of benefit obligations of $41.0 million.  The adjustments in the company’s balance sheet of its pension and other postretirement plans to recognize their funded status resulted in a decrease in prepaid pension cost of $27.7 million, an increase in related liabilities of $3.3 million, a decrease in non-current deferred income tax liabilities of $11.4 million and a decrease in shareholders’ equity of $19.6 million.

          During the first quarter of 2006, the company adopted SFAS No. 123R, Share-Based Payment, which requires all stock-based compensation to be expensed and accounted for using a fair value-based method.  The adoption of SFAS No. 123R and the granting of stock options in 2006 resulted in first, second, third and fourth quarter pretax charges for stock option-based compensation of $211,000, $282,000, $215,000 and $262,000, respectively (pretax charges of $970,000 for all of 2006 or 2 cents per share after taxes).

          Results for 2006 and 2005 also include net after-tax charges of $3.3 million (8 cents per share) and $11.9 million (31 cents per share), respectively, for plant shutdowns, asset impairments and restructurings.  In addition, results for 2006 and 2005 include after-tax gains totaling $2.5 million (6 cents per share) and losses totaling $874,000 (2 cents per share), respectively, from the sale of assets, an investment writedown and other items.  Details regarding these items are provided in the financial tables included with this press release.

CAPITAL STRUCTURE

          Net debt (debt net of cash) was $21.6 million at December 31, 2006 compared with $89.6 million at December 31, 2005, and less than one times the last twelve months adjusted EBITDA from manufacturing operations of $110.2 million.  See notes to financial statements and tables for reconciliations to comparable GAAP measures.  Cash flow during 2006 included proceeds from the exercise of stock options of $9.7 million, including $8.5 million in the fourth quarter due to an increase in the company’s stock price and certain stock option expiration dates in early 2007.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

          Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  When we use the words “believe,” “hope,” “expect,” “are likely,” “project” and similar expressions, we do so to identify forward-looking statements.  Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.  Factors that could cause actual results to differ from expectations include, without limitation: Film Products is highly dependent on sales to one customer -- The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices, especially in the personal care market; sales volume and profitability of Aluminum Extrusions is cyclical and highly dependent on economic conditions of end-use markets in the United States and Canada, particularly in the construction, distribution and transportation industries and are also subject to seasonal slowdowns during the winter months; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies including, for example, the cost of energy and raw materials; and the factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission from time- to-time, including the risks and important factors set forth in “Risk Factors” in Part I, Item 1A of our 2006 Annual Report on Form 10-K that will be filed with the Securities and Exchange Commission.

          Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based.

          To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures.  Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations.

          Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Fourth Quarter Ended December 31		Year Ended December 31

	2006	2005	2006	2005

Sales	$269,814	$239,772	$1,116,525	$956,969
Other income (expense), net (a) (b)	710	(3,648)	1,444	(544)

	270,524	236,124	1,117,969	956,425

Cost of goods sold (a)	225,662	206,275	944,839	810,621
Freight	7,107	6,065	28,096	24,691
Selling, R&D and general expenses (a)	19,764	17,288	76,448	73,705
Amortization of intangibles	37	37	149	299
Interest expense	1,289	1,321	5,520	4,573
Asset impairments and costs associated with exit and disposal activities (a)	670	3,817	4,080	16,334

	254,529	234,803	1,059,132	930,223

Income before income taxes	15,995	1,321	58,837	26,202
Income taxes (b)	4,949	431	20,636	9,973

Net income (a) (b) (c)	$11,046	$890	$38,201	$16,229

Earnings per share:
Basic	$.28	$.02	$.99	$.42
Diluted	.28	.02	.98	.42
Shares used to compute earnings per share:
Basic	38,793	38,527	38,671	38,471
Diluted	39,092	38,594	38,931	38,597

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Fourth Quarter Ended December 31		Year Ended December 31

	2006	2005	2006	2005

Net Sales
Film Products	$128,472	$115,972	$511,169	$460,277
Aluminum Extrusions	134,235	117,735	577,260	471,749
AFBS (formerly Therics) (d)	—	—	—	252

Total net sales	262,707	233,707	1,088,429	932,278
Add back freight	7,107	6,065	28,096	24,691

Sales as shown in the Consolidated Statements of Income	$269,814	$239,772	$1,116,525	$956,969

Operating Profit
Film Products:
Ongoing operations	$15,034	$8,150	$57,645	$44,946
Plant shutdowns, asset impairments and restructurings, net of gains on sale of assets and related income from LIFO inventory liquidations (a)	14	(3,143)	221	(3,955)
Aluminum Extrusions:
Ongoing operations	6,084	4,722	22,031	19,302
Plant shutdowns, asset impairments and restructurings, net of gains on sale of assets (a)	—	1,368	(1,434)	122
AFBS (formerly Therics) (d):
Ongoing operations	—	—	—	(3,467)
Loss on investment in Therics, LLC	—	(54)	(25)	(145)
Plant shutdowns, asset impairments and restructurings (a)	(143)	(269)	(637)	(10,318)

Total	20,989	10,774	77,801	46,485
Interest income	418	200	1,240	586
Interest expense	1,289	1,321	5,520	4,573
Gain on the sale of corporate assets (b)	—	—	56	61
Loss from write-down of investment in Novalux (b)	—	5,000	—	5,000
Stock option-based compensation costs (e)	262	—	970	—
Corporate expenses, net (a)	3,861	3,332	13,770	11,357

Income before income taxes	15,995	1,321	58,837	26,202
Income taxes (b)	4,949	431	20,636	9,973

Net income (a) (b) (c)	$11,046	$890	$38,201	$16,229

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2006	December 31, 2005

Assets
Cash & cash equivalents	$40,898	$23,434
Accounts & notes receivable, net	121,834	119,330
Income taxes recoverable	10,975	7,163
Inventories	68,930	62,438
Deferred income taxes	6,055	7,778
Prepaid expenses & other	4,558	4,224

Total current assets	253,250	224,367

Property, plant & equipment, net	325,763	322,876
Other assets (f)	64,078	96,527
Goodwill & other intangibles	138,696	137,988

Total assets	$781,787	$781,758

Liabilities and Shareholders’ Equity
Accounts payable	$69,426	$61,731
Accrued expenses	41,906	36,031
Current portion of long-term debt	678	—

Total current liabilities	112,010	97,762

Long-term debt	61,842	113,050
Deferred income taxes	75,772	74,287
Other noncurrent liabilities (f)	15,568	11,297
Shareholders’ equity (f)	516,595	485,362

Total liabilities and shareholders’ equity	$781,787	$781,758

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Year Ended December 31

	2006	2005

Cash flows from operating activities:
Net income	$38,201	$16,229
Adjustments for noncash items:
Depreciation	44,132	38,490
Amortization of intangibles	149	299
Deferred income taxes	10,155	9,217
Accrued pension income and postretirement benefits	3,178	(1,979)
Loss from write-down of investment in Novalux	—	5,000
Gain on sale of assets	(317)	(4,174)
Loss on asset impairments and divestitures	1,150	9,378
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	151	(3,361)
Inventories	(5,080)	2,803
Income taxes recoverable	1,991	(12,966)
Prepaid expenses and other	(275)	530
Accounts payable	6,218	(648)
Accrued expenses	5,374	(2,942)
Other, net	(422)	(2,173)

Net cash provided by operating activities	104,605	53,703

Cash flows from investing activities:
Capital expenditures	(40,573)	(62,543)
Novalux investment	(542)	(1,095)
Proceeds from the sale of assets and property disposals	475	8,018
Other, net	—	636

Net cash used in investing activities	(40,640)	(54,984)

Cash flows from financing activities:
Dividends paid	(6,221)	(6,190)
Debt principal payments	(54,530)	(147,846)
Borrowings	4,000	156,500
Proceeds from exercise of stock options	9,702	1,130

Net cash (used in) provided by financing activities	(47,049)	3,594

Effect of exchange rate changes on cash	548	(1,873)

Increase in cash and cash equivalents	17,464	440
Cash and cash equivalents at beginning of period	23,434	22,994

Cash and cash equivalents at end of period	$40,898	$23,434

Selected Financial Measures
(In Millions)
(Unaudited)

	For the Twelve Months Ended December 31, 2006

	Film Products	Aluminum Extrusions	Total

Operating profit from ongoing operations	$57.6	$22.0	$79.6
Allocation of corporate overhead	(9.9)	(3.7)	(13.6)
Add back depreciation and amortization	31.9	12.3	44.2

Adjusted EBITDA (g)	$79.6	$30.6	$110.2

Selected balance sheet and other data as of December 31, 2006:
Net debt (h)	$21.6
Shares outstanding	39.3

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments and restructurings in the fourth quarter of 2006 include:

--

A net pretax gain associated with the shutdown of the films  facility in LaGrange, Georgia, including a gain of $280,000 for  related LIFO inventory liquidations (included in “Cost of goods  sold” in the condensed statements of income) and a gain of $261,000  on the sale of related property and equipment (included in “Other  income (expense), net” in the condensed consolidated statements of  income), partially offset by other shutdown-related costs of  $527,000; and

	--	A pretax charge of $143,000 related to the estimated loss on the sub-lease of a portion of the AFBS (formerly Therics) facility in Princeton, New Jersey.

Plant shutdowns, asset impairments and restructurings in 2006 include:

--

A net pretax gain of $1.4 million associated with the shutdown of  the films manufacturing facility in LaGrange, Georgia, including a  gain of $2.9 million for related LIFO inventory liquidations  (included in “Cost of goods sold” in the condensed consolidated  statements of income) and a gain of $261,000 on the sale of related  property and equipment (included in “Other income (expense), net”  in the condensed consolidated statements of income), partially  offset by severance and other costs of $1.6 million and asset  impairment charges of $130,000;

	--	Pretax charges of $1 million for asset impairments in Film Products;

--

A pretax charge of $920,000 related to expected future environmental costs at the aluminum extrusions facility in Newnan, Georgia (included in “Cost of goods sold” in the condensed consolidated statements of income);

	--	Pretax charges of $727,000 for severance and other employee-related costs in connection with restructurings in Film Products ($213,000) and Aluminum Extrusions ($514,000); and

	--	A pretax charge of $637,000 related to the estimated loss on the sub-lease of a portion of the AFBS (formerly Therics) facility in Princeton, New Jersey.

Plant shutdowns, asset impairments and restructurings in the fourth quarter of 2005 include:

--

A pretax charge of $2.1 million related to the planned shutdown of  the films manufacturing facility in LaGrange, Georgia, including  asset impairment charges of $1.6 million and severance and other  costs of $486,000;

--

A pretax gain of $1.9 million related to the shutdown of the  aluminum extrusions facility in Aurora, Ontario, including a $1.7  million gain on the sale of the facility (included in “Other income  (expense), net” in the condensed consolidated statements of  income), and a net gain of $195,000 primarily due to the reversal  to income of certain shutdown-related items of  $235,000;

	--	Pretax charges of $583,000 for asset impairments in Film Products;

	--	A net pretax charge of $495,000 in Aluminum Extrusions, including an asset impairment of $597,000, partially offset by the reversal to income of certain shutdown-related accruals of $102,000;

--

Pretax charges of $397,000 for severance and other employee-related  costs in connection with restructurings in Film Products ($127,000)  and at corporate headquarters ($270,000; included in “Corporate  expenses, net” in the net sales and operating profit by segment table);

--

A net pretax charge of $269,000 in AFBS (formerly Therics), including an additional charge of $353,000 related to the estimated loss on the sub-lease of a portion of the facility in Princeton, New Jersey, partially offset by the reversal to income of $84,000 related to certain sale transaction accruals;

--	A pretax charge of $182,000 in Film Products related to the write-off of an investment;

--

A net pretax charge of $118,000 related to severance and other employee-related costs associated with the restructuring of the  research and development operations in Film Products (of this  amount, $164,000 in pretax charges for employee relocation and  recruitment is included in “Selling, R&D and general expenses” in  the condensed consolidated statements of income); and

--	Pretax charges of $31,000 for accelerated depreciation related to restructurings in Film Products.

Plant shutdowns, asset impairments and restructurings in 2005 include:

--

Pretax charges of $10.3 million related to the sale or assignment  of substantially all of AFBS’ (formerly Therics) assets, including  asset impairment charges of $5.6 million, lease-related losses of  $3.3 million and severance and other transaction-related costs of  $1.4 million (see Note (d) for additional information);

--

Pretax charges of $2.2 million related to severance and other employee-related costs in connection with restructurings in Film  Products ($1.1 million), Aluminum Extrusions ($648,000) and at  corporate headquarters ($455,000; included in “Corporate expenses,  net” in the net sales and operating profit by segment table);

--

A pretax charge of $2.1 million related to the planned shutdown of  the films manufacturing facility in LaGrange, Georgia, including  asset impairment charges of $1.6 million and severance and other  costs of $486,000;

--

A pretax gain of $1.6 million related to the shutdown of the films  manufacturing facility in New Bern, North Carolina, including a  $1.8 million gain on the sale of the facility (included in “Other  income (expense), net” in the condensed consolidated statements of  income), partially offset by shutdown-related expenses of $225,000;

--

A net pretax gain of $1.3 million related to the shutdown of the  aluminum extrusions facility in Aurora, Ontario, including a $1.7  million gain on the sale of the facility (included in “Other income  (expense), net” in the condensed consolidated statements of  income), $1.1 million of shutdown-related costs, partially offset  by the reversal to income of certain accruals associated with  severance and employee costs ($474,000) and other shutdown-related  costs ($235,000);

--

A pretax charge of $1 million for process reengineering costs  associated with the implementation of a global information system  in Film Products (included in “Costs of goods sold” in the  condensed consolidated statements of income);

--

A net pretax charge of $843,000 related to severance and other  employee-related costs associated with the restructuring of the  research and development operations in Film Products (of this  amount, $1.4 million in pretax charges for employee relocation and  recruitment is included in “Selling, R&D and general expenses” in  the condensed consolidated statements  of income);

--

A pretax gain of $653,000 related to the shutdown of the films  manufacturing facility in Carbondale, Pennsylvania, including a  $630,000 gain on the sale of the facility (included in “Other  income (expense), net” in the condensed consolidated statements of  income), and the reversal to income of certain shutdown-related  accruals of $23,000;

--	Pretax charges of $583,000 for asset impairments in Film Products;

--

A pretax gain of $508,000 for interest receivable on tax refund  claims (included in “Corporate expenses, net” in the net sales and  operating profit by segment table and “Other income (expense), net”  in the condensed consolidated statements of income);

--	A net pretax charge of $495,000 in Aluminum Extrusions, including an asset impairment of $597,000, partially offset by the reversal to income of certain shutdown-related accruals of $102,000;

--	Pretax charges of $353,000 for accelerated depreciation related to restructurings in Film Products; and

--	A pretax charge of $182,000 in Film Products related to the write- off of an investment.

(b)

Gain on the sale of corporate assets in 2006 includes a gain related  to the sale of public equity securities. Gain on the sale of corporate  assets in 2005 includes a gain related to the sale of corporate real  estate.

As of December 31, 2005, the investment in Novalux, Inc. of $6.1  million was written down to estimated fair value of $1.1 million.  Novalux is developing a laser technology for potential use in a  variety of applications.  The loss from the write-down is included in  “Other income (expense), net” in the condensed consolidated statements  of income.

Income taxes in 2006 includes a reversal of a valuation allowance of  $577,000 for deferred tax assets associated with capital loss  carryforwards recorded with the write-down of the investment in  Novalux.  Outside appraisal of the value of corporate assets,  primarily real estate, performed in December 2006, indicates that  realization of related deferred tax assets is more likely than not.

(c)

Comprehensive income (loss), defined as net income and other  comprehensive income (loss), was income of $14.1 million for the  fourth quarter of 2006 and a loss of $1.5 million for the fourth  quarter of 2005. Comprehensive income (loss) was income of $46.3  million in 2006 and income of $9.4 million in 2005.  Other  comprehensive income (loss) includes changes in unrealized gains and  losses on available-for-sale securities, foreign currency translation  adjustments, unrealized gains and losses on derivative financial  instruments and minimum pension liability recorded net of deferred  taxes directly in shareholders’ equity.

(d)

On June 30, 2005, substantially all of the assets of AFBS, Inc.  (formerly Therics, Inc.), a wholly-owned subsidiary of Tredegar, were  sold or assigned to a newly-created limited liability company,  Therics, LLC, which is controlled and managed by an individual not  affiliated with Tredegar.  AFBS retained substantially all of its  liabilities in the transaction, which included customary  indemnification provisions for pre-transaction liabilities.  AFBS  received a 17.5% equity interest in the new company valued at $170,000  and a 3.5% interest in Theken Spine, LLC valued at $800,000, along  with potential future payments on the sale of certain products by  Therics, LLC.

(e)

Effective January 1, 2006, Tredegar adopted Statement of Financial  Accounting Standards (SFAS) No. 123R, “Share-Based Payment” (SFAS  123R) using the modified prospective method. SFAS 123R requires  the company to record compensation expense for all share-based  awards. Tredegar previously applied Accounting Principles Board (APB)  Opinion No. 25, “Accounting for Stock Issued to Employees,” and  related interpretations and provided the required pro forma  disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation”  (SFAS 123).  Prior periods were not restated.

(f)

Effective December 31, 2006, Tredegar adopted SFAS No. 158,  “Employers’ Accounting for Defined Benefit Pension and Other  Postretirement Plans” (SFAS 158).  This statement requires the  recognition in the balance sheet of the funded status of each of our  defined benefit pension and other postretirement plans.  Each  overfunded plan is recognized as an asset and each underfunded plan is  recognized as a liability.  The initial impact of SFAS 158, net of  deferred taxes, is recognized directly in shareholders’ equity.  Adjustments from the new standard will not impact our debt covenant  computations since our credit agreement allows us to elect to use  generally accepted accounting principles in effect when the agreement  was signed.

(g)

Adjusted EBITDA for the twelve months ended December 31, 2006,  represents income from continuing operations before interest, taxes,  depreciation, amortization, unusual items and losses associated with  plant shutdowns, asset impairments and restructurings, gains from the  sale of assets, investment write-down, charges related to stock  option awards accounted for under the fair value-based method and  other items.  Adjusted EBITDA is not intended to represent cash flow  from operations as defined by GAAP and should not be considered as  either an alternative to net income (as an indicator of operating  performance) or to cash flow (as a measure of liquidity). Tredegar  uses Adjusted EBITDA as a measure of unlevered (debt-free) operating  cash flow.  We also use it when comparing relative enterprise values  of manufacturing companies and when measuring debt capacity.  When  comparing the valuations of a peer group of manufacturing companies,  we express enterprise value as a multiple of Adjusted EBITDA.  We  believe Adjusted EBITDA is preferable to operating profit and other  GAAP measures when applying a comparable multiple approach to  enterprise valuation because it excludes the items noted above,  measures of which may vary among  peer companies.

(h)	Net debt is calculated as follows (in millions):

Debt	$62.5
Less: Cash and cash equivalents	(40.9)
Net debt	$21.6

Net debt is utilized by management in evaluating the company’s financial leverage and equity valuation and the company believes that investors also may find net debt to be helpful for the same purposes.

SOURCE  Tredegar Corporation
          -0-                                             02/15/2007
          /CONTACT:  D. Andrew Edwards of Tredegar Corporation, +1-804-330-1041, Fax: +1-804-330-1777, daedward@tredegar.com/
          /Web site:  http://www.tredegar.com /
          (TG)